EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Preliminary Prospectus constituting part of this Registration Statement (Form S-1) of our report dated December 26, 2017, relating to the audits of the consolidated balance sheets of Level Brands, Inc. and Subsidiaries (the “Company”) as of September 30, 2017 and 2016 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017, which is filed with the United States Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
September 25, 2018